Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

DARÉ BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Other(2)	2,750,000	(3)	$4.1178	$11,323,950	0.0001531	$1,733.70
	Total Offering Amounts						$11,323,950		$1,733.70
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$1,733.70

(1)	In addition to the common stock set forth in this table, pursuant to Rule 416, this registration statement also registers such additional number of shares of common stock as may become issuable by reason of any stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of a share of common stock as reported on The Nasdaq Capital Market on November 8, 2024.

(3)	Consists of 137,614 shares issued on October 21, 2024 pursuant to the purchase agreement between the registrant and the selling stockholder, and up to 2,612,386 shares that the registrant may sell to the selling stockholder pursuant to such purchase agreement.